Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of Common Stock of Global System Dynamics, Inc.

Dated: October 24, 2022

DarkPulse, Inc.

By:	/s/ Dennis O’Leary
Name:	Dennis O’Leary
Title:	CEO

By:	/s/ Dennis O’Leary
Name:	Dennis O’Leary